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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Engage, Inc. dated April 28, 2000 of our report dated October 18, 1999 and contained in the Definitive Proxy Statement of Engage, Inc. filed with the Securities and Exchange Commission on April 7, 2000 insofar as such report relates to the consolidated financial statements of Flycast Communications Corporation and subsidiary as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998. We also consent to the incorporation by reference in Registration Statement Nos. 333-83245, 333-93151, 333-93153 and 333-32202 of Engage, Inc. on
Form S-8 of such report dated October 18, 1999.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
July 10, 2000